Exhibit 99.4
Trinity Industries, Inc.
Earnings Release Conference Call
Comments of Timothy R. Wallace
Chairman, Chief Executive Officer, and President
April 22, 2016

Thank you Theis and good morning everyone.

Trinity’s first quarter financial results reflect the deterioration in demand for a number of our products. Even though our financial results declined, I am pleased with our overall operating performance. The ability of our people to make orderly transitions when market conditions shift is impressive.

In some of the energy markets we serve, there is an oversupply of products. We expect it may take a while before they are absorbed and demand returns to more normal levels. In the meantime, we are planning for an extended slowdown while remaining flexible to respond to opportunities that may surface.

During the last several years, we honed our manufacturing flexibility and refined our line changeover skills. This enables us to shift our production lines so we can pursue a variety of products that fit our production criteria. Regardless of where we are in the market cycle, our business leaders constantly evaluate the positioning of their manufacturing facilities and streamline operations to align their production with demand. We also focus on cost containment, lean manufacturing and a variety of initiatives to enhance and grow our company.

Trinity is a much stronger company today than in previous downturns. Our businesses have significant experience successfully responding to shifts in demand levels. We are better positioned given our healthy balance sheet and liquidity. The backlogs our businesses built during the upcycle have been crucial for an orderly transition to lower production levels. The growth of our railcar leasing business and the diversification of our manufacturing businesses provide value during various points in the business cycle. I am confident in our ability to identify opportunities to improve and grow our company as we successfully navigate through the current cycle.

Regarding our railcar leasing business, we plan to grow our wholly-owned lease fleet this year. We are flexible with respect to the volume of railcars with leases we will sell this year to investors. Steve and James will provide more comments on this topic during their remarks.

Overall, I am pleased with our company’s ability to make prompt and orderly transitions when market conditions shift. We strive to do our best in every market environment, and constantly work at strengthening our Company’s competitive position. We remain positioned to capitalize on opportunities that align with our vision of being a premier, diversified industrial company.

I will now turn it over to Bill for his remarks.